Exhibit 99.1

Ally Financial names Michael Rhodes as CEO

With more than two decades of experience in consumer banking,

Rhodes poised to lead Ally into the next stage of its evolution

CHARLOTTE, N.C., March 27, 2024 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) announced today that Michael G. Rhodes will be its new Chief Executive Officer, starting at the company on April 29, 2024. He will also be appointed as a member of Ally’s board of directors at that time.

“I have long admired Ally’s transformational approach to digital banking and its leading position in automotive finance. The bank has successfully harnessed the power of technology to create financial solutions for its customers and communities consistent with its ‘Do It Right’ mantra. I am so pleased the Board has put its trust in me to continue advancing Ally’s strategy alongside the strong leadership team,” said Rhodes. “I am eager to roll up my sleeves and, together with more than 11,000 Ally teammates, get to work.”

Rhodes brings to Ally over 25 years of experience across retail and consumer banking and has a track record of delivering transformative digital, data, and technology strategies.

“After an exhaustive search process, the Board has chosen Michael to lead Ally into the next stage of its evolution. Our trust is grounded in his versatile consumer banking experience, his focus on using data and insights to drive decision-making, and his commitment to creating long-term value for our stockholders,” said Franklin Hobbs, Chairman of the Board of Ally Financial. “Importantly to Ally, Michael understands the power of a motivated workforce. He knows supporting team members and investing in workplace culture is essential to the mission of any organization. Indeed, his passion for serving both customers and employees makes him an unquestionable match to lead Ally.”

Rhodes most recently served as CEO of Discover Financial Services and was a member of the company’s board of directors. He additionally held the role of President of Discover Bank and sat on the Bank’s board of directors.

Prior to Discover, Rhodes spent over 12 years at TD Bank, most recently as Group Head, Canadian Personal Banking, where he oversaw the division dedicated to retail products and serving customers through mobile, online, telephone, and a branch network over one thousand strong. During his tenure at TD Bank, Rhodes also led North American Credit Card and Merchant Services and served as Head of Innovation, Technology, and Shared Services. In this role, Rhodes strengthened operational resilience, security, and efficiency while improving the bank’s capability to support emerging technologies, such as artificial intelligence and cloud migration. He has also held senior positions at Bank of America and MBNA America Bank.

Rhodes holds a master’s degree in business administration from the Wharton School at the University of Pennsylvania and an undergraduate degree in engineering from Duke University, where he currently sits on the Board of Trustees.

Rhodes replaces Jeffrey J. Brown, who stepped down at the end of January 2024 after nearly nine years as CEO. Doug Timmerman, Ally’s President of Dealer Financial Services, has been serving as interim CEO since Brown’s departure.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation's largest all-digital bank and an industry-leading auto financing business, driven by a mission to "Do It Right" and be a relentless ally for customers and communities. The company serves approximately 11 million customers through a full range of online banking services (including deposits, mortgage, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Contacts:

Sean Leary

Ally Investor Relations

704-444-4830

sean.leary@ally.com

Jackie Hartzell

Ally Communications (Media)

980-270-4244

jackie.hartzell@ally.com

IMAGE:

Caption: Michael G. Rhodes, Chief Executive Officer, Ally Financial Inc.

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